Adhera Therapeutics Appoints Nancy Phelan as Chief Executive Officer

RESEARCH TRIANGLE PARK, NC April 4, 2019 – Adhera Therapeutics, Inc. (OTCQB: ATRX), a specialty pharmaceutical company leveraging technology to commercialize unique therapies and improve patient outcomes, today announced that its Board of Directors has appointed Nancy R. Phelan to serve as Chief Executive Officer of the Company. Ms. Phelan has served as a member of the Board of Directors since October 2018.

“I am excited to assume the role of Chief Executive Officer of Adhera Therapeutics,” Ms. Phelan said. “Adhera has been focused on its sales efforts for its first commercial product – PRESTALIA – for the past three fiscal quarters, and I look forward to growing the patient-centric success that Adhera has achieved. I want to express gratitude to my colleagues on the Board for this opportunity and I look forward to working collaboratively to grow the company, expand sales and increase shareholder value.”

“I am pleased to welcome Nancy as the new CEO of Adhera Therapeutics,” Uli Hacksell, Ph.D., the Chairman of the Board of Directors of Adhera, said. “Given her deep experience commercializing pharmaceutical products, and the successes that she has enjoyed in her career, and having gotten to know Nancy over the past several months on the Adhera Board, I am confident that she will be an effective leader of the company.”

Ms. Phelan is an accomplished senior executive and thought leader with over 20 years’ success in the healthcare and biotech industries. She is a passionate and compassionate leader of high performing teams with deep expertise in designing effective customer marketing strategies and building commercial capabilities that drive performance. For the past several years, Ms. Phelan has served as a Board member and/or advisor to various entities and organizations involved in the health care and technology sectors. Previously, she held roles of increasing responsibility for Bristol-Myers Squibb Company (BMS) and Wyeth, including Head of Worldwide Commercial Operations for BMS and Executive Director in Commercial Development for Wyeth. Ms. Phelan received a BA with Honors from Franklin & Marshall College and completed coursework in Villanova University’s MBA program.

In connection with the appointment of Ms. Phelan as Chief Executive Officer of Adhera, Robert C. Moscato, Jr. resigned from such position, as well as from his position as a member of the Board of Directors, effective immediately.

“We would like to thank Rob for his service to Adhera during a critical time in the company’s development as it launched its commercial efforts for Prestalia and completed a strategic reorganization, and we wish him well as he pursues other ventures,” Dr. Hacksell said.

About Adhera Therapeutics

Adhera Therapeutics, Inc. is a specialty pharmaceutical company leveraging technology to commercialize unique therapies and improve patient outcomes. Adhera is initially focused on commercializing PRESTALIA (perindopril arginine and amlodipine besylate) through DyrctAxess, a patient-centric treatment approach. Adhera’s PRESTALIA product is approved by the United States Food and Drug Administration for the treatment of hypertension to lower blood pressure. Adhera is dedicated to identifying additional assets to expand its commercial presence. Additional information can be found at www.adherathera.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. These factors include, without limitation, those contained under the heading “Risk Factors” in the most recent filings by Adhera Therapeutics with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as its Quarterly Reports on Form 10-Q filed thereafter. Adhera Therapeutics assumes no obligation to update or supplement forward-looking statements because of subsequent events.

Contact:

Uli Hacksell, Ph.D.

Adhera Therapeutics, Inc.

(919) 578-5901